                                                                      EXHIBIT 4

UNLESS THIS MOPPRS IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY") (55 WATER STREET, NEW YORK, NEW
YORK) TO THE ISSUER HEREOF OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY MOPPRS ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR MOPPRS IN CERTIFICATED FORM, THIS MOPPRS MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

REGISTERED                                                 REGISTERED PRINCIPAL
No.                                                        AMOUNT: $100,000,000
CUSIP No.:

                          POST APARTMENT HOMES, L.P.
                               MEDIUM-TERM NOTE
6.85% MandatOry Par Put Remarketed Securities(SM) ("MOPPRS(SM)") due March 16, 2015

ORIGINAL ISSUE DATE:              INTEREST RATE         STATED MATURITY DATE:
March 16, 1998                    TO REMARKETING            March 16, 2015
                                  DATE: 6.85%


REMARKETING DATE:                 INTEREST RATE
March 16, 2005                    TO MATURITY:     To be determined as provided
                                                   herein and set forth in the
                                                   records of the Trustee


AUTHORIZED DENOMINATION:                   INTEREST PAYMENT DATE(S):
$1,000 and integral multiples thereof      March 16 and September 16





________________________________
"MandatOry Par Put Remarketed Securities(SM)" and "MOPPRS(SM)" are service marks owned by Merrill Lynch & Co., Inc. BWNY04/140323

         POST APARTMENT HOMES, L.P., a Georgia limited partnership (the "Operating Partnership"), which term includes any successor under the Indenture hereinafter referred to, for value received, hereby promises to pay to Cede & Co., a nominee of The Depository Trust Company ("DTC"), or its registered assigns, the principal amount of One Hundred Million Dollars ($100,000,000), on the Stated Maturity Date specified above (or any earlier redemption date or repurchase date) (each such Stated Maturity Date, redemption date or repurchase date being hereinafter referred to as the "Maturity Date" with respect to the principal repayable on such date) and to pay interest thereon, at the Interest Rate per annum specified above to March 16, 2005 (the "Remarketing Date"), and thereafter, subject to the terms and conditions set forth herein, at the Interest Rate determined by the Remarketing Dealer (as defined below) in accordance with the procedures set forth below (the "Interest Rate to Maturity"), until the principal hereof is paid or duly made available for payment. The Operating Partnership will pay interest in arrears on each Interest Payment Date, if any, specified above (each, an "Interest Payment Date"), commencing with the first Interest Payment Date next succeeding the Original Issue Date specified above, and on the Maturity Date; provided, however, that if the Original Issue Date occurs between a Record Date (as defined below) and the related Interest Payment Date, interest payments will commence on the Interest Payment Date immediately following the next succeeding Record Date to the holder of this Note on such next succeeding Record Date. Interest on this MOPPRS will be computed on the basis of a 360-day year of twelve 30-day months.

         If, pursuant to the Remarketing Agreement, dated as of the date hereof (the "Remarketing Agreement"), between Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Dealer (the "Remarketing Dealer"), and the Operating Partnership, the Remarketing Dealer elects to remarket the MOPPRS, then, except as otherwise set forth herein, (i) this MOPPRS shall be subject to mandatory tender to the Remarketing Dealer for remarketing on the Remarketing Date, on the terms and subject to the conditions set forth herein, and (ii) on and after the Remarketing Date, this MOPPRS shall bear interest at the Interest Rate to Maturity determined by the Remarketing Dealer in accordance with the procedures set forth in Section 3 herein. The Remarketing Dealer's duties set forth herein shall be performed pursuant to the Remarketing Agreement.

         Interest on this MOPPRS will accrue from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the Original Issue Date, if no interest has been paid or duly provided for) to, but excluding, the applicable Interest Payment Date or the Maturity Date, as the case may be. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this MOPPRS (or one or more predecessor MOPPRS) is registered at the close of business on the fifteenth calendar day (whether or not a Business Day, as defined below) immediately preceding such Interest Payment Date (the "Record Date"). Any such interest not so punctually paid or duly provided for ("Defaulted Interest") will forthwith cease to be payable to the Holder on any Record Date, and shall be paid to the person in whose name this MOPPRS is registered at the close of business on a special record date (the "Special Record Date") for the payment of such

Defaulted Interest to be fixed by the Trustee hereinafter referred to, notice whereof shall be given to the Holder of this MOPPRS by the Trustee not less than 10 calendar days prior to such Special Record Date or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this MOPPRS may be listed, and upon such notice as may be required by such exchange, all as more fully provided for in the Indenture.

         Principal of, premium, if any, and interest, if any, on this MOPPRS will be payable when due upon presentation and surrender of this MOPPRS at the corporate trust office of the Trustee maintained for that purpose in the Borough of Manhattan, The City of New York, currently located at c/o First National Bank of Chicago, 14 Wall Street, Suite 4607, New York, New York 10005, or at such other paying agency in the Borough of Manhattan, The City of New York, as the Operating Partnership may determine. Payment of interest due on any Interest Payment Date will be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register maintained at the aforementioned office of the Trustee; provided, however, that a holder of U.S. $10,000,000 or more in aggregate principal amount of MOPPRS will be entitled to receive interest payments on such Interest Payment Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 calendar days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such holder. Notwithstanding the foregoing or any provision hereof, if this MOPPRS is a global Security (as evidenced by the legend first set forth above and provided in the Indenture), and is held in book-entry form through the facilities of DTC, payments on this MOPPRS will be made to DTC or its nominee in accordance with the arrangements then in effect between the Trustee and DTC.

         If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest, shall be made on the next succeeding Business Day with the same force and effect as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of payment on the next succeeding Business Day.

         As used herein, "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

         The Operating Partnership is obligated to make payment of principal, premium, if any, and interest in respect of this MOPPRS in United States dollars.

         Reference is hereby made to the further provisions of this MOPPRS set forth following the Trustee's Certificate of Authentication (the "Certificate of Authentication") set forth below.

         Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this MOPPRS shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, POST APARTMENT HOMES, L.P. has caused this MOPPRS to be duly executed.

                                 POST APARTMENT HOMES, L.P.
                                 as Issuer

                                 By: Post GP Holdings, Inc., its general partner


                                 By:
                                     ------------------------------------------
                                 Name: John T. Glover
                                 Title: President and Chief Operating Officer


Attest:


--------------------------------------
Name:
Title:



                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.


Dated: March 16, 1998                      SUNTRUST BANK, ATLANTA,
                                           as Trustee


                                           By:
                                              _________________________________
                                                     Authorized Signatory

                           POST APARTMENT HOMES, L.P.
 6.85% MandatOry Par Put Remarketed Securities(SM) ("MOPPRS(SM)") due March 16, 2015

         1. Indenture. (a) This MOPPRS is one of a duly authorized series of Securities of the Operating Partnership issued under an Indenture, dated as of September 25, 1996 (as amended, modified or supplemented from time to time, the "Indenture"), between the Operating Partnership and SunTrust Bank, Atlanta, as Trustee (the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Operating Partnership, the Trustee and the Holders of the MOPPRS, and of the terms upon which the MOPPRS are authenticated and delivered. This Security is designated as "6.85% MandatOry Par Put Remarketed SecuritiesSM due March 16, 2015" ("MOPPRS(SM)"), which MOPPRS are limited to $100,000,000 aggregate principal amount, of the series designated "Medium-Term Notes Due Nine Months or More From Date of Issue" of the Operating Partnership, subject to the provisions of the Indenture. All terms used but not defined in this MOPPRS shall have the meanings assigned to such terms in the Indenture. Except where the context otherwise requires, all references in this MOPPRS to "this MOPPRS," "this Security," "herein" or "hereof" or similar terms shall include the Indenture.

         (b) This MOPPRS is issuable only in registered form without coupons in minimum denominations of U.S. $1,000 and integral multiples thereof.

         (c) This MOPPRS will not be subject to any sinking fund.

         2. Mandatory Tender. Provided that on a Business Day not later than five Business Days prior to the Remarketing Date the Remarketing Dealer notifies the Operating Partnership and the Trustee of its election to purchase the MOPPRS on the Remarketing Date for remarketing (the "Notification Date"), the MOPPRS shall be subject to mandatory tender to the Remarketing Dealer, and the Remarketing Dealer shall be obligated to purchase the MOPPRS, for remarketing on the Remarketing Date, subject in each case to the conditions described herein and set forth in the Remarketing Agreement. The purchase price for the tendered MOPPRS shall equal 100% of the principal amount thereof. From and after the Remarketing Date, the MOPPRS shall bear interest at the Interest Rate to Maturity determined pursuant to Section 3 hereof. If the Remarketing Dealer elects to remarket the MOPPRS, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date is subject to the conditions specified in Section 8 of the Remarketing Agreement. If the Remarketing Dealer purchases MOPPRS on the Remarketing Date, it must purchase all of the MOPPRS. If for any reason the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, the Operating Partnership shall be required to repurchase from the Beneficial Owners thereof, and the Beneficial Owners will be required to sell to the Operating Partnership, all the MOPPRS at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date as provided in Section 4 hereof.

         "Beneficial Owner" shall mean each person who acquires an interest in the MOPPRS which is reflected on the records of the DTC through its participants.

         3. Determination of Interest Rate to Maturity. (a) Subject to the Remarketing Dealer's election to remarket the MOPPRS as provided in Section 2 hereof and subject further to Sections 3(c) and 5 hereof and the Remarketing Agreement, the Interest Rate to Maturity shall be determined by the Remarketing Dealer no later than 3:30 p.m., New York City time, on and as of the third Business Day immediately preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of 5.715% (the "Base Rate") plus the Applicable Spread, which will be based on the Dollar Price of the MOPPRS. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Operating Partnership and the Trustee.

         The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers for the full aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS, and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above; provided, however, that, if fewer than three Reference Corporate Dealers bid as described above by 3:00 p.m., New York City time, on the Determination Date, the Remarketing Dealer shall notify the Operating Partnership thereof by telephone (which notification shall indicate only the number of bids received), prior to determination by the Remarketing Dealer of the Interest Rate to Maturity, whereupon the MOPPRS shall be subject to redemption at the option of the Operating Partnership as provided in Section 5 below.

         In the event that the Operating Partnership fails to elect, or elects not, to redeem the MOPPRS prior to the determination of the Interest Rate to Maturity by the Remarketing Dealer not later than 3:30 p.m., New York City time, on the Determination Date pursuant to Section 5 hereof, the Applicable Spread shall be the lowest of the bid indications obtained by the Remarketing Dealer from such Reference Corporate Dealers.

         "Dollar Price" means, with respect to the MOPPRS, the present value as determined by the Remarketing Dealer, as of the Remarketing Date, of the Remaining Scheduled Payments discounted to the Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate.

         "Reference Corporate Dealers" mean leading dealers of publicly traded debt securities of the Operating Partnership in The City of New York (one of which may be the Remarketing Dealer or one of its affiliates) selected by the Remarketing Dealer.

         "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price for the Remarketing Date.

         "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MOPPRS being purchased.

         "Comparable Treasury Price" means, with respect to the Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on the Determination Date, (i) the average of the Reference Treasury Dealer Quotations for the Remarketing Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in
(a) above as may replace Dow Jones Markets Limited.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

         "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

         "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date, as determined by the Remarketing Dealer; provided, however, that if the Remarketing Date is not an Interest Payment Date with respect to the MOPPRS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

         (b) Provided the Remarketing Dealer has previously notified the Operating Partnership and the Trustee on the Notification Date of its intention to purchase all MOPPRS on the Remarketing Date and subject to Section 5 below, the Remarketing Dealer will notify the Operating Partnership, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity. All of the tendered MOPPRS shall be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.

         In the event that the Remarketing Dealer purchases the tendered MOPPRS on the Remarketing Date, the Remarketing Dealer shall make or cause the Trustee to make payment to the DTC Participant of each Beneficial Owner of MOPPRS, by book-entry through DTC no later than the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS, of 100% of the principal amount of the tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, it shall be the obligation of the Operating Partnership to make or cause to be made such payment for the MOPPRS, as provided in Section 4 hereof. In any case, the Operating Partnership shall make or cause the Trustee to make payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book-entry through DTC no later than the close of business on the Remarketing Date.

         "DTC Participant" shall mean any person that has an account with DTC through which Beneficial Owners acquire, directly or indirectly, an interest in the MOPPRS.

         The transactions set forth in this Section shall be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the MOPPRS delivered by book-entry as necessary to effect the purchases and sales thereof.

         The tender and settlement procedures set forth above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of MOPPRS, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of MOPPRS in certificated form, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing. In addition, the Remarketing Dealer may, without the consent of Holders or Beneficial Owners of the MOPPRS, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

         As long as DTC's nominee holds the certificates representing any MOPPRS in the book-entry system of DTC, no certificates for such MOPPRS will be delivered by any selling Beneficial Owner to reflect any transfer of such MOPPRS effected in the remarketing.

         (c) Notwithstanding any provision herein to the contrary, upon the occurrence, at any time after determination of the Interest Rate to Maturity on the Determination Date and prior to 3:30 p.m., New York City time, on the Business Day immediately preceding the Remarketing Date, of any event as specified in Section 11(b) of the Remarketing Agreement, the Remarketing Dealer, in its sole discretion at any time between the Determination Date and 3:30 p.m., New York City time, on the Business Day immediately preceding the Remarketing Date, may elect to purchase the MOPPRS for remarketing and determine a new Interest Rate to Maturity in the manner provided in Section 3(a) hereof, except that for purposes of determining the new Interest Rate to Maturity pursuant to this paragraph, the Determination Date referred to therein shall be the date of such election and redetermination. The Remarketing Dealer shall notify the Operating Partnership, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the date of such election, of the new Interest Rate to Maturity applicable to the MOPPRS. Thereupon, such new Interest Rate to Maturity shall supersede and replace any Interest Rate to Maturity previously determined by the Remarketing Dealer and, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS on or after the Remarketing Date, the Operating Partnership and the Trustee.

         4. Repurchase. In the event that (i) the Remarketing Dealer for any (other than redemption by the Operating Partnership of the MOPPRS from the Remarketing Dealer pursuant to Section 5 hereof) reason does not notify the Operating Partnership of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) at any time after the Remarketing Dealer elects on the Notification Date to remarket the MOPPRS, any event as set forth in
Section 8 or Section 11 of the Remarketing Agreement shall have occurred, or
(iv) the Remarketing Dealer for any reason does not elect to purchase the MOPPRS for remarketing on the Remarketing Date, or (v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Operating Partnership shall repurchase all the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Operating Partnership through the Trustee to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC no later than the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.

         5. Redemption. If the Remarketing Dealer elects to remarket the MOPPRS on the Remarketing Date, then (i) not later than the Business Day immediately preceding the Determination Date or (ii) if fewer than three Reference Corporate Dealers submit firm bids to the Remarketing Dealer by 3:00 p.m., New York City time, on the Determination Date, immediately upon receiving notification thereof by telephone (which notification shall indicate only the number of bids received) and in any event prior to determination by the Remarketing Dealer of the Interest Rate to Maturity by not later than 3:30 p.m., New York City time, on the Determination Date, in either case, the MOPPRS shall be subject to redemption at the option of the Operating Partnership from the Remarketing Dealer, as a whole but not in part, as set forth in this Section. The Operating Partnership shall notify the Remarketing Dealer and the Trustee, as to whether the Operating Partnership irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price. If the Operating Partnership so elects, it shall redeem the MOPPRS by payment to the Remarketing Dealer as provided in the Remarketing Agreement. If the Operating Partnership fails to elect, or elects not, to redeem the MOPPRS pursuant to this Section 5, the Remarketing Dealer will determine the Interest Rate to Maturity on the Determination Date as provided in Section 3(a) hereof. The Operating Partnership's right to redeem the MOPPRS pursuant to clause (ii) above of this
Section 5 (if applicable) may be exercised only on the initial Determination Date and not on any subsequent Determination Date contemplated in Section 3(c) hereof.

         The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Operating Partnership elects of redeem the MOPPRS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

         6. Effect of Events of Default. If an Event of Default, as defined in the Indenture, shall occur and be continuing, the principal of the MOPPRS may be declared due and payable in the manner and with the effect provided in the Indenture.

         7. Defeasance. Notwithstanding any provision to the contrary in the Indenture or otherwise, prior to the Remarketing Date, neither the Operating Partnership nor any of its subsidiaries or affiliates shall defease, purchase or otherwise acquire, or enter into any agreement to defease, purchase or otherwise acquire, any of the MOPPRS prior to the remarketing thereof by the Remarketing Dealer.

         8. Maintenance in Book-Entry Form. Notwithstanding any provision to the contrary set forth in the Indenture, the Operating Partnership (i) shall use its best efforts to maintain the MOPPRS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS in book-entry form, and (ii) waives any discretionary right it otherwise has under the Indenture to cause the MOPPRS to be issued in certificated form.

         9. Amendment and Modification. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Operating Partnership and the rights of the Holders of the Securities at any time by the Operating Partnership and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of all Securities at the time outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities of any series, on behalf of the Holders of all such Securities, to waive compliance by the Operating Partnership with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities of any series, in certain instances, to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this MOPPRS shall be conclusive and binding upon such Holder and upon all future Holders of this MOPPRS and other MOPPRS issued upon the registration or transfer hereof or in exchange heretofore or in lieu hereof, whether or not notation or such consent or waiver is made upon this MOPPRS. Without the consent of any Holder, (i) the Operating Partnership and the Trustee may amend or supplement the Indenture or the MOPPRS to cure any ambiguity, defect or inconsistency or to make certain other specified changes or any change that does not materially adversely affect the rights of any Holder and (ii) the tender and settlement procedures may be modified as provided in Section 3(b) above. Holders of MOPPRS may not enforce their rights pursuant to the Indenture or the MOPPRS except as permitted in the Indenture.

         10. Obligation to Pay Principal, Premium, if any, and Interest. No reference herein to the Indenture and no provision of this MOPPRS or of the Indenture shall alter or impair the obligation of the Operating Partnership, which is absolute and unconditional, to pay principal, premium, if any, and interest in respect of this MOPPRS at the times, places and rate or formula, and in the manner and coin or currency, herein prescribed.

         11. Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein and herein set forth (including without limitation the restrictions on transfer under the Indenture in the event this MOPPRS is a global Security as evidenced by the legend first set forth above and provided in the Indenture), the transfer of this MOPPRS is registrable in the Security Register of the Operating Partnership upon surrender of this MOPPRS for registration of transfer at the office or agency of the Security Registrar in The City of New York, New York designated for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Operating Partnership and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new MOPPRS, of authorized denominations and for the same aggregate principal amount and otherwise bearing identical terms and provisions, will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein and herein set forth (including without limitation the restrictions on transfer under the Indenture in the event this MOPPRS is a global Security as evidenced by the legend first set forth above and provided in the Indenture), this MOPPRS is exchangeable for a like aggregate principal amount of MOPPRS of different authorized denominations but otherwise having the same terms and conditions, as requested by the Holder hereof surrendering the same at the office or agency of the Security Registrar in The City of New York, New York designated for such purpose.

         No service charge shall be made for any such registration of transfer or exchange of MOPPRS, but the Operating Partnership or the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto. Initially, the Trustee will act as Security Registrar and the office at which this MOPPRS must be surrendered for registration of transfer or exchange is currently the corporate trust department of the Trustee, c/o First National Bank of Chicago, 14 Wall Street, Suite 4607, New York, New York 10005.

         Prior to due presentment of this MOPPRS for registration of transfer, the Operating Partnership, the Trustee and any agent of the Operating Partnership or the Trustee may treat the person in whose name this MOPPRS is registered as the owner thereof for all purposes, whether or not this MOPPRS be overdue, and neither the Operating Partnership, the Trustee nor any such agent shall be affected by notice to the contrary.

         12. Certain Covenants. The Operating Partnership will not, and will not permit a Subsidiary to, incur any Debt, other than intercompany Debt (representing Debt to which the only parties are Post Properties, Inc. (the "Company"), the Operating Partnership and any of their Subsidiaries, but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) Total Assets as of the end of the fiscal quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in the Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets being referred to as the "Adjusted Total Assets").

         In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Debt of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets. Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

         In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred, shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease, or other acquisition or disposition or any related repayment of

Debt had occurred as of the first day of such period with the appropriate adjustments to net income and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation. For purposes of the adjustments referred to in clause (iii) of the preceding sentence, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in clause (iii) for a period less than such four-quarter period shall be annualized for such four-quarter period.

         The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Operating Partnership.

         A breach of any of the foregoing covenants by the Operating Partnership, and continuance of such breach for a period of 60 days after there has been given, by registered or certified mail, to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the Holders of at least 25% in principal amount of the outstanding MOPPRS a written notice as set forth in the Indenture, shall be an Event of Default under the Indenture.

As used herein:

         "Annual Debt Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Operating Partnership and its Subsidiaries.

         "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other non-cash items, (vi) charges resulting from a change in accounting principles, and (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

         "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) of the Operating Partnership and its Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with generally accepted accounting principles.

         "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Debt" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership and its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership and its Subsidiaries as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof).

         "Secured Debt" means Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets.

         "Senior Executive Group" shall mean, collectively, those individuals holding the offices of Chairman, President, Chief Executive Officer, Chief Operating Officer, or any Executive Vice President of the Company.

         "Subsidiary" means (i) any corporation or other entity the majority of the shares of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Operating Partnership or the Company and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Operating Partnership, the Company, any other Subsidiary, and/or one or more individuals of the Senior Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s)), or such individuals' successors in office as an officer of the Company or the Secretary of such Subsidiary, and
(ii) any other entity (other than the Company) the accounts of which are consolidated with the accounts of the Operating Partnership.

         "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

         "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) all other assets of the Operating Partnership and its Subsidiaries not securing any portion of Secured Debt determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

         "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Unsecured Debt" means Debt of the Operating Partnership or any Subsidiary that is not Secured Debt.

         13. Waiver; Further Covenant. Neither the Company nor any other partner of the Operating Partnership shall have any obligation or liability for payment of the MOPPRS, and Holders of the MOPPRS will have no claims or other recourse against the Company or any other partner of the Operating Partnership, or against any assets of the Company or any other partner of the Operating Partnership, in respect of the MOPPRS; and the Holders of the MOPPRS shall not have any right to enforce any obligation of a partner to make a contribution to the Operating Partnership under any provision of the Agreement of Limited Partnership. Neither the Company nor any other partner of the Operating Partnership nor any of their respective assets shall be subject to any lien, levy, execution or any other enforcement procedure relating directly or indirectly to the MOPPRS or any obligations hereunder; provided, however, that in the event of a dissolution of the Operating Partnership, any assets of the Operating Partnership that are received by the Company in such dissolution shall be subject to the claims of the Holders of the MOPPRS for the enforcement of payment thereof. The Operating Partnership covenants that the Company shall not acquire any assets other than interests in the Operating Partnership and other than such bank accounts or similar instruments or accounts as necessary to carry out its responsibilities under the Agreement of Limited Partnership of the Operating Partnership without the prior written consent of a majority in principal amount of all of the outstanding MOPPRS. A breach of the foregoing covenant by the Operating Partnership, and continuance of such breach for a period of 60 days after there has been given, by registered or certified mail, to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the Holders of at least 25% in principal amount of the outstanding MOPPRS a written notice as set forth in the Indenture, shall be an Event of Default under the Indenture.

         14. Governing Law. The Indenture and this MOPPRS shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State without regard to conflict of law principles.

                                 ABBREVIATIONS

         The following abbreviations, when used in the inscription on the face of this MOPPRS, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenants in common
UNIF GIFT MIN ACT  -              Custodian
                      -----------           ------------
                        (Cust)               (minor)
                       under Uniform Gifts to Minors Act
                                                      (State)
                       ------------------------------
TEN ENT  -  as tenants by the entireties
JT TEN   -  as joint tenants with right
            of survivorship and not as
            tenants in common

   Additional abbreviations may also be used though not in the above list.

              ___________________________________________________

                                   ASSIGNMENT

        FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR
             OTHER
IDENTIFYING NUMBER OF ASSIGNEE
________________________________

(Please print or typewrite name and address including postal zip code of assignee)

                                                             this MOPPRS and all
rights thereunder hereby irrevocably constituting and appointing

                                                Attorney to transfer this MOPPRS
on the books of the Trustee, with full power of substitution in the premises.

Dated:


                                        Notice:   The signature(s) on this
                                        Assignment must correspond with the
                                        name(s) as written upon the face of
                                        this MOPPRS in every particular,
                                        without alteration or enlargement
                                        or any change whatsoever.